Century Communities Reports Record Fourth Quarter and Full Year 2016 Results

- Delivered Record Full Year Earnings of $2.33 Per Share and 14th Consecutive Year of Profitable Results -

- Home Sales Revenues increased 43% to $292.4 Million for Fourth Quarter -

- Net New Home Contracts Grew 25% to 569 Homes for Fourth Quarter -

Greenwood Village, Colorado (February 14, 2017) – Century Communities, Inc. (NYSE: CCS), a top-25 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its fourth quarter and full year ending December 31, 2016.

Fourth Quarter 2016 Highlights Compared to Fourth Quarter 2015

•	Net income increased 14.6% to $15.1 million or $0.71 per share
•	Pre-tax income grew to $21.9 million
•	Home sales revenues rose 43% to $292.4 million
•	Home deliveries increased 26% to 812 homes
•	Net new home contracts increased 25% to 569 contracts
•	Adjusted homebuilding gross margin increased 39% to $62.6 million
•	Adjusted EBITDA was up 25% to $30.1 million
•	Backlog dollar value improved 12% to $302.8 million
•	Entered into strategic 50% joint venture in Southeast U.S primarily targeting first time buyers
•	Started homebuilding operation in Charlotte, North Carolina with 613 owned and controlled lots

“Record full year earnings of $2.33 per share represents an exciting milestone for our rapidly growing company,” stated Dale Francescon, Co-Chief Executive Officer of the Company. “Our healthy pace of activity continued through the fourth quarter with an increase of 25% in net new home contracts. This progress included a 43% increase in home sales revenue on the strength of deliveries up 26% and ASP rising 13% as a direct result of our diversified product offerings throughout our carefully selected markets. Our period over period growth has all been realized organically from our existing or start-up operations. We are pleased to enter full year 2017 with record backlog value, up 12% from the prior year and confident in our ability to deliver another year of record earnings.”

Rob Francescon, Co-Chief Executive Officer of the Company, stated, “Buyer demand remained firm into the fourth quarter with our absorption pace improving by 24%  while increasing ASP in backlog. We are pleased with this progress and the exciting addition of homebuilding operations and adjacent opportunities which are poised to generate attractive returns. Not only are our Salt Lake City operations steadily ramping up, but in December, we entered the rapidly growing Charlotte, North Carolina market where we expect to begin opening communities in the second half of 2017. Our recent 50% joint venture in the Southeast is operating smoothly and optimally situated to capture incremental first time buyers. Our recently started financing division is also on track to start contributing earnings in the second half of 2017. Overall, we have very strong momentum into 2017 and we look forward to driving enhanced returns on equity.”’

Fourth Quarter 2016 Results

Net income for the fourth quarter 2016 was $15.1 million, or $0.71 per share, compared to $13.2 million, or $0.62 per share, for the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues and homebuilding gross margin.

Home sales revenues for the fourth quarter 2016 increased 43% to $292.4 million, compared to $204.5 million for the prior year quarter. The growth in home sales revenues was primarily due to an increase of 26% in homes delivered to 812, compared to 645 in the prior year quarter, and a higher average selling price of homes delivered, increasing to $360,100, compared to $317,100 in the prior year quarter.

Homebuilding gross margin percentage in the fourth quarter 2016 was 19.2%, as compared to 20.4% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 21.4%, compared to 22.0% in the prior year quarter, largely due to product and geographical mix, along with higher costs across U.S. homebuilding markets. SG&A as a percent of home sales revenues was 11.9% compared to 10.7% in the prior year quarter, mainly as a result of numerous investment initiatives to support growth objectives in 2017.

Net new home contracts in the third quarter 2016 increased to 569 homes, an increase of 25.1%, compared to 455 homes in the prior year quarter, largely attributable to stronger demand trends in most divisions, driving an overall increase in absorption rates, led by Nevada, Colorado and Central Texas. At the end of the fourth quarter 2016, the Company had 749 homes in backlog, representing $302.8 million of backlog dollar value, compared to 714 homes, representing $271.1 million of backlog dollar value in the prior year quarter.

Full Year 2016 Results

Net income for the full year 2016 was $49.5 million, or $2.33 per share, compared to $39.9 million, or $1.88 per share for the prior year. Home sales revenues for 2016 increased 34.9% to $978.7 million, compared to $725.4 million for 2015. The increase in home sales revenues was primarily due to home deliveries increasing 17.7% to 2,825 homes and the average selling price of homes delivered increasing to $346,500 compared to $302,100 in the prior year helped by a shift in regional and product mix.

Homebuilding gross margin percentage in 2016 was 19.7%, compared to 20.2% in 2015. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of home sales revenues, was 21.7% compared to 21.9% in the prior year. SG&A as a percent of home sales revenues was 12.5% compared to 12.1% in the prior year.

Net new home contracts in 2016 increased to 2,860 homes, an increase of 21.4%, compared to 2,356 homes in the prior year, largely attributable to a higher absorption pace on a relatively stable community count.

At the end of full year 2016, the Company had 89 open communities, an increase of 1.1%, compared to 88 open communities at the end of full year 2015.

Joint Venture Acquisition

In November 2016, the Company purchased a 50% ownership interest in Wade Jurney Homes, Inc. and Wade Jurney of Florida, Inc. (collectively “Wade Jurney”) through a total $18 million investment in a newly formed entity, WJH, LLC. Wade Jurney, the 60th largest and fastest growing private U.S. homebuilder, based on 2015 closings, specializing in providing first time home buyers with quality affordable homes within North Carolina, South Carolina, Florida and Georgia. Wade Jurney sales prices generally range from $100,000 to $180,000 and home sizes generally range from 1,000 to 3,000 square feet. Its operations are exceptionally streamlined and its homes are uniquely sold through retail outlets as opposed to model homes.

Balance Sheet and Liquidity

As of December 31, 2016, the Company had total assets of $1.0 billion and inventories of $857.9 million. Liabilities totaled $533.9 million, which included $454.1 million of long-term debt. As of December 31, 2016, the Company had $185.0 million of availability under its credit facility.

Full Year 2017 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are encouraged by the pace of activity in our communities during 2016 and the potential for continued success in 2017. Based on our current market outlook, we expect home deliveries to be in the range of 3,000 to 3,300 homes and our home sales revenues to be in the range of $1.0 billion to $1.2 billion. We expect our active selling community count to be in the range of 90 to 100 communities at the end of the full year 2017.”

Conference Call

The Company will host a webcast and conference call on Tuesday, February 14, 2017 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2016 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 14, 2017, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13652441.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Georgia, Nevada, Texas, Utah, and North Carolina. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top-25 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Home sales revenues	$292,398	$204,519	$978,733	$725,437
Land sales revenues	3,890	778	11,799	3,405
Golf course and other revenue	1,001	968	3,908	5,647
Total revenue	297,289	206,265	994,440	734,489
Costs and expenses
Cost of home sales revenues	236,241	162,720	786,127	579,203
Cost of land sales revenues	3,921	780	10,589	3,395
Cost of golf course and other revenue	863	823	3,628	5,037
Selling, general, and administrative	34,712	21,921	122,224	87,840
Total operating costs and expenses	275,737	186,244	922,568	675,475
Operating income	21,552	20,021	71,872	59,014
Other income (expense):
Interest income	53	41	195	129
Interest expense	(1)	(2)	(5)	(10)
Equity in income of unconsolidated subsidiaries	191	—	191	—
Acquisition expense	(24)	(153)	(490)	(491)
Other income	143	476	940	1,535
Gain (loss) on disposition of assets	(22)	22	446	128
Income before income tax expense	21,892	20,405	73,149	60,305
Income tax expense	6,819	7,247	23,609	20,415
Net income	$15,073	$13,158	$49,540	$39,890

Earnings per share:
Basic	$0.71	$0.62	$2.34	$1.88
Diluted	$0.71	$0.62	$2.33	$1.88
Weighted average common shares outstanding:
Basic	20,775,450	20,607,191	20,679,189	20,569,012
Diluted	20,961,700	20,607,191	20,791,937	20,569,012

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$29,450	$29,287
Cash held in escrow	20,044	11,817
Accounts receivable	5,729	5,241
Inventories	857,885	810,137
Prepaid expenses and other assets	40,457	26,735
Property and equipment, net	11,412	8,375
Investment in unconsolidated subsidiaries	18,275	—
Amortizable intangible assets, net	2,911	4,784
Goodwill	21,365	21,365
Total assets	$1,007,528	$917,741
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$15,708	$10,967
Accrued expenses and other liabilities	62,314	106,777
Deferred tax liability, net	1,782	275
Notes payable and revolving line of credit	454,088	390,243
Total liabilities	533,892	508,262
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,620,544 and 21,303,702 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	216	213
Additional paid-in capital	355,567	340,953
Retained earnings	117,853	68,313
Total stockholders' equity	473,636	409,479
Total liabilities and stockholders' equity	$1,007,528	$917,741

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended			Year Ended
	December 31,			December 31,

	2016	2015	% Change	2016	2015	% Change
Atlanta	215	228	(5.7)%	1,251	1,134	10.3%
Central Texas	64	38	68.4%	245	180	36.1%
Colorado	179	125	43.2%	775	680	14.0%
Houston	14	19	(26.3)%	104	104	—%
Nevada	91	45	102.2%	469	258	81.8%
Utah	6	—	NM	16	—	NM
Total	569	455	25.1%	2,860	2,356	21.4%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended December 31,
	2016		2015		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	358	$295.6	331	$245.1	8.2%	20.6%
Central Texas	64	455.0	53	461.5	20.8%	(1.4)%
Colorado	217	442.9	163	414.5	33.1%	6.9%
Houston	22	355.3	40	284.7	(45.0)%	24.8%
Nevada	145	353.5	58	344.7	150.0%	2.6%
Utah	6	377.4	—	—	NM	NM
Total / Weight Average	812	$360.1	645	$317.1	25.9%	13.6%

	Year Ended December 31,
	2016		2015		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	1,265	$271.3	1,174	$229.3	7.8%	18.3%
Central Texas	218	444.0	162	460.4	34.6%	(3.6)%
Colorado	807	443.9	636	407.6	26.9%	8.9%
Houston	120	320.2	167	228.9	(28.1)%	39.9%
Nevada	408	341.9	262	321.2	55.7%	6.4%
Utah	7	375.9	—	—	NM	NM
Total / Weighted Average	2,825	$346.5	2,401	$302.1	17.7%	14.7%

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	December 31,
	2016	2015	% Change
Atlanta	31	33	(6.1)%
Central Texas	15	12	25.0%
Colorado	24	29	(17.2)%
Houston	8	9	(11.1)%
Nevada	9	5	80.0%
Utah	2	—	NM
Total	89	88	1.1%

NM – Not meaningful

Backlog

(dollars in thousands)

	December 31,
	2016			2015			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
Atlanta	269	$82,102	$305.2	283	$74,249	$262.4	(4.9)%	10.6%	16.3%
Central Texas	136	67,555	496.7	109	52,705	483.5	24.8%	28.2%	2.7%
Colorado	230	110,121	478.8	262	123,853	472.7	(12.2)%	(11.1)%	1.3%
Houston	15	4,868	324.5	31	10,308	332.5	(51.6)%	(52.8)%	(2.4)%
Nevada	90	34,999	388.9	29	10,023	345.6	210.3%	249.2%	12.5%
Utah	9	3,179	353.2	—	—	—	NM	NM	NM
Total / Weighted Average	749	$302,823	$404.3	714	$271,138	$379.7	4.9%	11.7%	6.5%

NM – Not meaningful

Lot Inventory

	December 31,
	2016			2015			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	2,896	2,698	5,594	2,667	2,575	5,242	8.6%	4.8%	6.7%
Central Texas	1,197	2,410	3,607	1,222	348	1,570	(2.0)%	592.5%	129.7%
Colorado	2,677	1,487	4,164	2,931	1,022	3,953	(8.7)%	45.5%	5.3%
Charlotte	57	556	613	—	—	—	NM	NM	NM
Houston	159	1,010	1,169	271	220	491	(41.3)%	359.1%	138.1%
Nevada	1,551	72	1,623	1,904	—	1,904	(18.5)%	NM	(14.8)%
Utah	126	1,400	1,526	—	—	—	NM	NM	NM
Total	8,663	9,633	18,296	8,995	4,165	13,160	(3.7)%	131.3%	39.0%

NM – Not meaningful

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Numerator
Net income	$15,073	$13,158	$49,540	$39,890
Less: Undistributed earnings allocated to participating securities	(255)	(431)	(1,050)	(1,323)
Net income allocable to common stockholders	$14,818	$12,727	$48,490	$38,567
Denominator
Weighted average common shares outstanding - basic	20,775,450	20,607,191	20,679,189	20,569,012
Dilutive effect of restricted stock units	186,250	—	112,748	—
Weighted average common shares outstanding - diluted	20,961,700	20,607,191	20,791,937	20,569,012
Earnings per share:
Basic	$0.71	$0.62	$2.34	$1.88
Diluted	$0.71	$0.62	$2.33	$1.88

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended December 31,
	2016	%	2015	%

Home sales revenues	$292,398	100.0%	$204,519	100.0%
Cost of home sales revenues	236,241	80.8%	162,720	79.6%
Gross margin from home sales	56,157	19.2%	41,799	20.4%
Add: Interest in cost of home sales revenues	6,325	2.2%	3,156	1.5%
Adjusted homebuilding gross margin excluding interest	62,482	21.4%	44,955	22.0%
Add: Purchase price accounting for acquired work in process inventory	70	0.0%	28	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$62,552	21.4%	$44,983	22.0%

	Year Ended December 31,
	2016	%	2015	%

Home sales revenues	$978,733	100.0%	$725,437	100.0%
Cost of home sales revenues	786,127	80.3%	579,203	79.8%
Gross margin from home sales	192,606	19.7%	146,234	20.2%
Add: Interest in cost of home sales revenues	19,502	2.0%	10,082	1.4%
Adjusted homebuilding gross margin excluding interest	212,108	21.7%	156,316	21.5%
Add: Purchase price accounting for acquired work in process inventory	389	0.0%	2,673	0.4%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$212,497	21.7%	$158,989	21.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net income	$15,073	$13,158	14.6%	$49,540	$39,890	24.2%
Income tax expense	6,819	7,247	(5.9)%	23,609	20,415	15.6%
Interest in cost of home sales revenues	6,325	3,157	100.3%	19,502	10,082	93.4%
Interest expense	1	2	(50.0)%	5	10	(50.0)%
Depreciation and amortization expense	1,365	1,201	13.7%	5,580	4,713	18.4%
EBITDA	29,583	24,765	19.5%	98,236	75,110	30.8%
Purchase price accounting for acquired work in process inventory	70	28	151.0%	389	2,673	(85.4)%
Purchase price accounting for investment in unconsolidated subsidiaries	1,228	—	NM %	1,228	—	NM %
Adjusted EBITDA	$30,881	$24,793	24.6%	$99,853	$77,783	28.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	December 31,	December 31,
	2016	2015
Notes payable and revolving line of credit	$454,088	$390,243
Total stockholders' equity	473,636	409,479
Total capital	$927,724	$799,722
Debt to capital	48.9%	48.8%

Notes payable and revolving line of credit	$454,088	$390,243
Cash held in escrow	(20,044)	(11,817)
Cash and cash equivalents	(29,450)	(29,287)
Net debt	404,594	349,139
Total stockholders' equity	473,636	409,479
Net capital	$878,230	$758,618

Net debt to net capital	46.1%	46.0%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com